Exhibit 99.II-l(k)

SHARE OPTION DEED

between

BBI HOLDINGS PLC

and

[          ]

in relation to the

BBI EMI Scheme

THIS DEED IS MADE ON [          ]

between

BBI Holdings plc incorporated in England with registered number 03898291 and whose registered office is at Golden Gate, Ty Glas Avenue, Cardiff South, Glamorgan, CF14 5DX (the “Company”); and

[INDIVIDUAL] of [address] (the “Optionholder”).

WHEREAS

(A)             The Company is a public company limited by shares which as at the date of this Deed has an authorised share capital £[          ] divided into [          ]  ordinary shares of £[          ] each;

(B)             The Optionholder is an employee of the Company and the Company wishes to incentivise the Optionholder in the discharge of the duties incumbent upon him as a result of holding such office and to incentivise the Optionholder to remain an employee of the Company;

(C)             The Company operates an employees’ share scheme for the grant of options as enterprise management incentives in terms of Schedule 5 to the Income Tax (Earnings and Pensions) Act 2003 (“Schedule 5”) by virtue of the Rules of the Scheme adopted by the Board on [          ];

(D)             The Company has agreed to grant to the Optionholder the Option (as hereinafter defined) under the Scheme.

IT IS AGREED as follows:-

1.             Definitions and Interpretation

1.1           Unless otherwise expressly stated, all terms used in this Deed shall have the same meaning as they have in the Rules of the Scheme, the terms of which are attached as Schedule 1 to this Deed.

1.2           The Schedules to this Deed shall be construed as one with and form part of this Deed.

2.             The Option

The Company grants on the date of this Deed, in accordance with and subject to the Rules of the Scheme and under the provisions of Schedule 5, grants to the Optionholder on the date of this Deed the Option to acquire at any time during the Option Period, [          ] Shares  (being fully paid up and non-redeemable ordinary shares of [          ]  each in the share capital of the Company) at an Option Price, determined by the Board pursuant to Rule 3(1) of the Scheme, of £[          ] per Share.

3.             Exercise

The Option shall be exercisable during the Option Period in accordance with and subject to Rules 5 and 8 of the Scheme, by the Optionholder delivering a notice (in the form set out in Schedule 4 to this Deed) in writing to the Company within the Option Period at its registered office together with a cheque in favour of the Company for the Option Price (being the manner prescribed by the Board in terms of Rule 8(1) of the Scheme).

4.             Performance Conditions

Schedule 3 sets out the Performance Condition and any other objective terms attaching to the Option, specified by the Board in terms of Rule 3(1) of the Scheme.

5.             Restrictions Attaching to the Shares and Risk of Forfeiture of the Shares

Any restrictions attaching to the Shares and any risk of forfeiture of the Shares are contained in the Articles of Association of the Company in their present form (a copy of which is attached to this Deed as Schedule 5) and as amended from time to time (the “Articles”).

6.             Undertakings by the Company

6.1           The Company shall at all times keep available for allotment and issue a sufficient number of unissued Shares to enable the Company to discharge its obligations under this Deed without increasing the authorised share capital of the Company.

6.2           The Shares allotted and issued in pursuance of the exercise of the Option shall, subject to the Articles and save for any rights determined by reference to a date preceding the date of allotment and issue, rank pari passu in all other respects as to rights to dividend, voting and return of capital with the other issued Shares.

6.3           If the Option is validly exercised following the listing or admission of the Shares to trading on a recognised investment exchange (as defined in sections 285 to 290 of the Financial Services and Markets Act 2000), the Company will use its reasonable endeavours to apply for and obtain admission of the Shares allotted and issued pursuant to such exercise of the Option to listing on the Official List of the UK Listing Authority and to trading on the London Stock Exchange or to trading on the Alternative Investment Market or other recognised investment exchange as the case may be.

7.             Non-assignability

                An Option (and any rights under it) shall not be assignable or transferable in whole or part.

8.             Choice of Governing Law

                This Deed is to be governed by and construed in accordance with English law.

9.             Jurisdiction

9.1           The courts of England are to have jurisdiction to settle any dispute arising out of or in connection with this Deed.  Any proceeding, suit or action arising out of or in connection with this Deed (“Proceedings”) may therefore be brought in the English courts.  Each of the

Company and the Optionholder agrees that this jurisdiction agreement is irrevocable and that it is for the benefit of the other.

9.2           Nothing contained in this clause 9 shall limit any party’s right to take Proceedings against the other party in any other court or in the courts of more than one jurisdiction at the same time.

9.3           Each of the Company and the Optionholder irrevocably waives (and irrevocably agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of Proceedings in any court referred to in this clause 9. Each of the Company and the Optionholder also irrevocably agrees that a judgement against it in Proceedings brought in any jurisdiction referred to in this clause 9 shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

10.          Counterparts

This Deed may be executed in any number of counterparts, and by the Company and the Optionholder on separate counterparts, but shall not be effective until each of the Company and the Optionholder has executed at least one counterpart.  Each counterpart shall constitute an original of this Deed, but all the counterparts shall together constitute one and the same instrument.

11.          Contracts (Rights of Third Parties) Act 1999

The parties to this Deed do not intend that any term of this Deed should be enforceable pursuant to the Contract (Rights of Third Parties) Act 1999.

12.          Entire Deed

This Deed supersedes any previous arrangement between the parties in relation to the matters dealt with in this Deed and represents the entire understanding between the parties in relation to them and the Optionholder acknowledges and agrees that he has not entered into this Deed in reliance upon any representations, agreements,  statements or replies to specific enquiries (whether oral or written) made or alleged to have been made by the Company or its officers, servants, agents or representatives at any time (hereinafter collectively referred to as “Representations”).  The Optionholder agrees that (except in respect of fraud) he shall have no right or remedy in respect of any Representation and that his only remedy will be for breach of contract.

SCHEDULES

Schedule 1

Rules of the BBI EMI Scheme

(adopted by the Board on [          ])

1.             Definitions and Interpretation

(1)           In this Scheme, unless the context otherwise requires:-

                “Act” means the Income Tax (Earnings and Pensions) Act 2003;

“Appropriate Period” means the relevant period within which it is stated in paragraph 42 of Schedule 5 that a “new option” must be granted to qualify as a “replacement” option;

“associate” has the meaning given by paragraph 31 (in conjunction with paragraphs 32 and 33) of Schedule 5;

“Associated Company” means an associated company (within the meaning of section 187(2) of the Taxes Act 1988) of the Company;

“the Board” means the board of directors of the Company or a duly authorised committee thereof;

“the Company” means  BBI Holdings plc (registered in England and Wales, company number 03898291);

“control” shall have the meaning given by section 840 of the Taxes Act 1988;

“CSOP” means a company share option plan approved under Schedule 4 of the Act;

“Dealing Day” means any day on which the London Stock Exchange is open for the transaction of business;

“Eligible Employee” shall have the meaning given in Rule 2(1);

“employees’ share scheme” has the meaning given by section 743 of the Companies Act 1985;

“FSMA” the Financial Services and Markets Act 2000;

“the Grant Date” in relation to an Option means the date on which the Option was granted;

“Grant Period” means:-

(i)                   for so long as the Shares are listed on the London Stock Exchange or traded on the Alternative Investment Market of the London Stock Exchange, the period of 42 days commencing on any of the following:-

(a)   the day immediately following the day on which the Company (or the group of companies of which it forms part) makes an announcement of its results for the last preceding financial year, half year or other period;

(b)   any day on which the Board resolves that exceptional circumstances exist which justify the grant of Options; or

(c)   any day on which any changes to the legislation affecting qualifying options are proposed or made;

provided, however, that if any of the time periods above would result in the grant of any Option being precluded by reason of a restriction under the Model Code the period may be extended until not later than 7 days after such restriction is first lifted; and

(ii)                  otherwise, at any time at the discretion of the Board;

“Group and Group Company” shall have the meanings given in paragraph 58 of Schedule 5;

“Issue or Re-Organisation” any issue of shares or other securities of the Company (other than as consideration for an acquisition) and/or any capitalisation, consolidation, sub-division or reduction of share capital in the Company or any other variation in the share capital of the Company;

“London Stock Exchange” means London Stock Exchange plc;

“Market Value” means in relation to any Share:

(i)        on any day when the Shares are listed on the London Stock Exchange or the Alternative Investment Market, its middle market quotation on that day (as derived from the London Stock Exchange Daily Official List); and

(ii)       otherwise, its market value as determined in accordance with sections 272 to 274 (inclusive) of the Taxation of Chargeable Gains Act 1992 and agreed in advance with Shares Valuation of the Inland Revenue;

“material interest” has the meaning given by paragraphs 29 and 30 of Schedule 5;

“Model Code” the model code for transactions in securities by directors and relevant employees published from time to time by the UKLA and/or any other code of dealing adopted or maintained by the Company in addition to or replacement of such publication;

“Option” means a right to acquire Shares under this Scheme which is either subsisting or (where the context so admits or requires) is to be granted;

“Option Period” means the period commencing on the Grant Date and expiring at 11.59pm on the day immediately preceding the tenth anniversary thereof;

“Option Price” means the price per Share, as determined by the Board, at which an Eligible Employee may acquire Shares upon the exercise of an Option granted to him, being not less than the higher of (i) the Market Value of a Share on the Dealing Day (being a Dealing Day within the Grant Period) immediately preceding the Grant Date and (ii) if the Shares are to be subscribed, their nominal value, but subject to any adjustment pursuant to Rule 9;

“Original Market Value” means in relation to any Share to be taken into account for the purpose of the limit in Rule 4(1), its Market Value as determined in accordance with paragraph 5(6) of Schedule 5;

“Participant” means a person who holds an Option granted under this Scheme;

“Participating Company” means the Company or any Subsidiary to which the Board has resolved that this Scheme shall for the time being extend;

“Performance Condition” means an objective term specified by the Board under Rule 3(1);

“Prohibited Period” any period during which dealings in Shares by directors or relevant employees are prohibited by the Model Code, FSMA or the Criminal Justice Act 1993;

“Qualifying Employee” shall have the meaning given in Rule 2(2);

“Qualifying Exchange of Shares” shall have the meaning given by paragraph 40 of Schedule 5;

“qualifying option” shall have the meaning given by section 527(4) of the Act (as supplemented by paragraph 41(5) of Schedule 5);

“Rule” means a rule of this Scheme;

“Schedule 4” means Schedule 4 to the Act;

“Schedule 5” means Schedule 5 to the Act;

“this Scheme” means the employees’ share scheme to be known as the “BBI EMI Scheme” as herein set out and established subject to the provisions of Schedule 5 to the Act, but subject to any alterations or additions made under Rule 10;

“Shares” means ordinary, fully paid up, non-redeemable shares of 2.5 pence each in the share capital of the Company (and “Share” shall be construed accordingly);

“Subsidiary” means a qualifying subsidiary of the Company (within the meaning of paragraph 11 of Schedule 5);

“Taxes Act 1988” means the Income and Corporation Taxes Act 1988;

“UKLA” means the ‘competent authority’ as that expression is defined in FSMA;

“working time” shall have the meaning given in paragraph 27 of Schedule 5;

(2)           Any reference in this Scheme to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

(3)           Words in the singular include the plural and vice versa.

(4)           A reference to the masculine shall include the feminine, and vice versa.

2.             Eligibility

(1)           A person shall be an Eligible Employee if (and only if) he is a Qualifying Employee of a Participating Company.

(2)           For the purposes of Rule 2(1) above a Qualifying Employee, in relation to a Participating Company, is an employee of the Participating Company who:-

(a)                                  is required to spend at least 25 hours per week working on the business of the Company or the Group (or is required to spend, if less than 25 hours per week, at least 75% of his total working time working on the business of the Company or the Group); and

(b)                                 does not either alone or with an associate have (and no associate of his has) a material interest in the Company or any Group Company;

and for the purpose of Rule 2(2)(a) the determination of time required to be spent working on the business of the Company or the Group by an employee shall include any time which the employee would have been required so to spend but for:-

(i)                   injury, ill health or disability;

(ii)                  pregnancy, childbirth, maternity or paternity leave;

(iii)                 reasonable holiday entitlement; or

(iv)                not being required to work during a period of notice of termination of employment.

3.             Grant Of Options

(1)           Subject to Rule 3(2) and to Rule 4 below, the Board may during a Grant Period grant, or procure the grant, of Options at the Option Price to Eligible Employees nominated by the Board in its absolute discretion upon the terms set out in this Scheme (including, without limitation, any Performance Condition) and upon such other objective terms as the Board may specify; and for this purpose an Option to acquire includes both an Option to purchase and an Option to subscribe for Shares. Provided that an Option may not be granted or exercised during a Prohibited Period, except in circumstances where this is permitted under the Model Code.

(2)           The grant of an Option shall be subject to and conditional upon the relevant Participant entering into a written Deed with the Company in such form (not inconsistent with these Rules) as the Board may from time to time prescribe, provided that each such Deed shall have a copy of the Rules attached and shall specify:-

(a)           the Grant Date;

(b)           the number of Shares over which the Option is granted;

(c)           the Option Price;

(d)           details of any restrictions attaching to the Shares and any risk of forfeiture to which the Shares are  subject;

(e)           confirmation that the Option is granted under the provisions of Schedule 5;

(f)            details of the period and manner in which the Option may be exercised; and

(g)           any Performance Condition or other objective condition attached to the Option.

(3)           An Option granted to any person shall not, except as provided in Rule 5(2) below, be capable of being transferred, assigned or in any way encumbranced in whole or in part and any such purported transfer, assignation, alienation, charge or encumbrance shall be void and have no effect.

(4)           No payment to the Company shall be required in respect of the grant of an Option.

4.             Limits

(1)           No Eligible Employee shall be granted Options which would, at the time they are granted, cause the aggregate Original Market Values of all the Shares over which Options have been granted to him or over which options have been granted to him under any CSOP operated by the Company, (whether or not they have been exercised or have ceased to be exercisable), to exceed or further exceed £100,000 or such other limit as may be prescribed from time to time; provided that, following the expiry of the period of three years from the later of (a) the Grant Date of the last Option granted to him or (b) the date of grant of the last option granted to him under any CSOP operated by the Company, the Board may grant further Options to such Eligible Employee to the extent that the Original Market Values of the Shares over which such Options are granted, when aggregated with the Original Market Values of all Shares which are the subject of subsisting Options and subsisting CSOP options granted under any CSOP operated by the Company and held by that Eligible Employee at the relevant time, does not exceed £100,000 or such other limit as may be prescribed from time to time;

(2)           The maximum number of Shares over which options to subscribe or purchase may be granted under this Scheme on any day shall not, when added to the aggregate number of Shares over which options to subscribe or purchase have been granted under this Scheme, any other employees’ share scheme adopted by the Company or otherwise, exceed such number as represents 15 per cent of the share capital of the Company in issue immediately prior to that day;

(b)           In determining the number of shares/percentage of the issued share capital of the Company in respect of which the limit in paragraph (2) of this Rule apply, no account shall be taken of any Shares where the right to acquire such Shares has been renounced, released or has lapsed without being exercised.

5.             Rights Of Exercise

(1)           (a)            save as provided in Rules (5)(2), 5(3), and 5(4) and in Rule 6, an Option shall not be exercised earlier than the third anniversary of the Grant Date;

(b)            save as provided in Rules 5(2) and 5(3) and in Rule 6, an Option may only be exercised by a Participant whilst he is an Eligible Employee;

(c)            save as provided in Rules 5(2), 5(3) and 5(4) and in Rule 6, an Option may only be exercised if the Performance Condition (if any) has been fulfilled to the satisfaction of the Board.

(2)           An Option may be exercised in the period of one year following the date of death of a Participant (or, if earlier, prior to the lapse of the Option pursuant to Rule 7) and the Performance Condition (if any) shall not apply in the event of such exercise unless its terms state the contrary.

(3)           An Option may be exercised (if and to the extent that the Performance Condition has been satisfied on a pro-rated basis, if appropriate, and taking into account the reduction in the performance period at the date on which the Participant ceased to be employed by the Company or a Participating Company) within the period of one year following the date on which the Participant ceases to be an Eligible Employee if such cessation is a result of:-

(a)             pregnancy, injury, ill health or disability (evidenced to the satisfaction of the Board);

(b)             dismissal by reason of redundancy (within the meaning of section 139 of the Employment Rights Act 1996) and, for the avoidance of doubt, a redundancy situation shall not be taken to have arisen by virtue of any variation or re-organisation, which occurs following the date on which the Participant ceases to hold such office or employment, of the duties of his office or employment performed by him immediately before such cessation;

(c)             early retirement by agreement with his employer;

(d)             his office or employment being in a company of which the Company ceases to have control or in a company which ceases to be an Associated Company;

(e)             retirement at age 65 or any other age at which he is required to retire by the terms of his contract of employment; or

(f)              any other reason, at the discretion of the Board.

(4)           If a Participant, whilst continuing to be an Eligible Employee is transferred to work in another country and as a result of that transfer the Participant will either:-

(a)           become subject to income tax on his remuneration in the country to which he is transferred and the Board is satisfied that as a result he will suffer a tax disadvantage upon exercising his Option; or

(b)           become subject to restrictions on his ability to exercise his Option or to deal in the Shares issued upon the exercise of that Option by reason of or in consequence of the securities laws or exchange control laws of the country to which he is transferred, the Board (acting fairly and reasonably) may permit the Participant to exercise his Option in the period commencing three months before and ending three months after the transfer takes place.

(5)           A female Participant who ceases to be an Eligible Employee by reason of pregnancy or confinement and who exercises her right to return to work under the Employment Rights Act 1996 before exercising her Option shall be treated for those purposes as not having ceased to be an Eligible Employee.

(6)           The right to exercise an Option shall be a right to exercise the Option in respect of some only, as well as all, of the Shares in respect of which the Option has been granted:  provided that the minimum number of Shares in respect of which an Option may be exercised on any one occasion shall be the number of Shares in respect of which the relevant Option remains outstanding.  Where an Option is exercised in respect of some only of the Shares in respect of which the Option has been granted, the Company shall issue to the Participant, within 28 days of the issue or transfer of the relevant Shares, written confirmation of the number of Shares in respect of which the Option remains outstanding.

6.             Takeover, Reconstruction And Winding-Up

(1)           Subject to Rule 6(6) below, if any person obtains control of the Company as a result of making:-

(a)           a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied or waived the person making the offer will have control of the Company; or

(b)           a general offer to acquire all of the issued shares in the Company which are of the same class as the shares which may be acquired by the exercise of Options;

an Option may be exercised (if and to the extent that the Performance Condition has been satisfied on a pro-rated basis, if appropriate, and taking into account the reduction in the performance period at the date on which the Participant ceased to be employed by the Company or a Participating Company), within six weeks of the time when the person making the offer has obtained control of the Company and any condition subject to which the offer is made has been satisfied or waived.

(2)           For the purposes of Rule 6(1), a person shall be deemed to have obtained control of the Company if he and others acting in concert with him have together obtained control of it.

(3)           Subject to Rule 6(6), if any person becomes bound or entitled to acquire shares in the Company under section 428 to 430F (inclusive) of the Companies Act 1985, an Option may be exercised (if and to the extent that the Performance Condition has been satisfied on a pro-rated basis, if appropriate, and taking into account the reduction in the performance period at the date on which the Participant ceased to be employed by the Company or a Participating Company) at any time when that person remains so bound or entitled.

(4)           Subject to Rule 6(6), if, under section 425 of the Companies Act 1985, the court sanctions a compromise or arrangement proposed for the purpose of, or in connection with, a scheme for the reorganisation or reconstruction of the Company or its amalgamation with any other company or companies, an Option may be exercised (if and to the extent that the Performance Condition has been satisfied on a pro-rated basis, if appropriate, and taking into account the reduction in the performance period at the date on which the Participant ceased to be employed by the Company or a Participating Company) within six months of the court sanctioning the compromise or arrangement.

(5)           If a resolution for the voluntary winding-up of the Company is passed, an Option may be exercised (if and to the extent that the Performance Condition has been satisfied on a pro-rated basis, if appropriate, and taking into account the reduction in the performance period at the date on which the Participant ceased to be employed by the

Company or a Participating Company) within six months from the date of the passing of the resolution.

(6)           If any company (the “Acquiring Company”):-

(a)           obtains control of the Company as a result of making -

(i)                                     a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied or waived the person making the offer will have control of the Company, or

(ii)                                  a general offer to acquire all the shares in the Company which are of the same class as the shares which may be acquired by the exercise of Options,

in either case ignoring any shares already owned by it or a member of the same group of companies; or

(b)                                 obtains control of the Company in pursuance of a compromise or arrangement sanctioned by the court under section 425 of the Companies Act 1985;

(c)                                  becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of the Companies Act 1985; or

(d)                                 acquires all the shares in the Company as a result of a Qualifying Exchange of Shares;

                                                a Participant may, subject to and by Deed with the Acquiring Company, within the Appropriate Period release any Option which has not lapsed (the “Old Option”) in consideration of the grant to him of an option (the “New Option”) which (in terms of paragraphs 41 to 43 of Schedule 5) is equivalent to the Old Option but relates to shares in the Acquiring Company (the “New Grantor”).

(8)                                  The provisions of this Scheme for the purposes of the New Option shall be construed as if:-

(i)                                     the New Option were an Option granted under this Scheme at the same time as the Old Option;

(ii)                                  except for the purposes of the definitions of “Participating Company”  and “Subsidiary” in Rule 1(1) above, the references to BBI Holdings plc and its registered number in the definition of the “Company” in Rule 1(1) were references respectively to the New Grantor and to the registered number of the New Grantor;

(iii)                               references to the Option Price in these Rules were references to the price per Share payable on the exercise of the New Option (and the definition of “Option Price” shall be deemed to be amended accordingly); and

(iv)                              Rule 10(2) were omitted in relation to the grant of the New Option.

7.                                       Lapse Of Options

(1)                                  Notwithstanding any other Rule of this Scheme, an Option shall lapse upon the occurrence of the earliest of the following events:-

(a)           the tenth anniversary of the Grant Date;

(b)                                 the expiry of any of the periods specified in Rules 5(2) and 5(3) applying to that Option (save that if at the time the applicable period under Rule 5(3) expires time is running under the period specified in Rule 5(2) the Option shall not lapse by reason of this paragraph (b) until the expiry of the period specified in Rule 5(2));

(c)                                  the expiry of any of the periods specified in Rules 6(1), 6(3), 6(4) or 6(5) save where agreement has been reached with the Acquiring Company for an Option to be released in consideration of the grant of a New Option (during one of the periods specified in Rules 6(1), 6(3) or 6(4)) pursuant to Rule 6(6) and if such Option is not so released in exchange for the grant of  a New Option within the Appropriate Period, it shall lapse;

(d)                                 the Participant ceasing to be an Eligible Employee in any circumstances other than (i) where the cessation arises on any of the grounds specified in Rules 5(2) and 5(3) or (ii) where the cessation arises on any ground whatsoever during any of the periods specified in Rule 6;

(e)                                  subject to Rule 6(5), the passing of an effective resolution, or the making of an order by the court, for the winding-up of the Company; or

(f)                                    the Participant being deprived (otherwise than on death) of the legal or beneficial ownership of the Option by operation of law, or doing or omitting to do anything which causes him to be so deprived or become bankrupt or apparently insolvent.

8.                                       Exercise Of Options And Issue And Transfer Of Shares

(1)                                  The exercise of any Option shall be effected in the form and manner prescribed by the Board.

(2)                                  Subject to Rules 8(7) and 8(8) Shares to be allotted pursuant to the exercise of an Option shall be allotted within 28 days following the effective date of exercise of the Option.

(3)                                  Subject to Rules 8(7) and 8(8) the Board shall procure the transfer of any Shares to be transferred to a Participant pursuant to the exercise of an Option within 28 days following the effective date of exercise of the Option.

(4)                                  All Shares allotted under this Scheme shall rank equally in all respects with Shares of the same class then in issue except for any rights attaching to those Shares by reference to a record date prior to the date of the allotment.

(5)                                  If, and so long as, the Shares are listed in the Official List of the United Kingdom Listing Authority, the Company shall, at its expense, apply for a listing of any Shares issued pursuant to this Scheme as soon as practicable after the allotment thereof.

(6)                                  If, and so long as, the Shares are traded on the Alternative Investment Market of the London Stock Exchange, the Company shall, at its expense, apply to trade thereon any Shares issued pursuant to this Scheme as soon as practicable after the allotment thereof.

(7)                                 Without prejudice to the right of the Company to sell certain Shares under Rule 8(8) or to require a Participant to enter into an Election in terms of Rule 8(9), if, in consequence of Pay As You Earn Regulations or otherwise, the Company or any other Participating Company as the employing company is obliged to account to any person for any tax, national insurance contributions (both employee and employer) or any other tax, charge, levy or other sum (whether under the laws of the United Kingdom or elsewhere) upon the exercise of an Option which the Company or the employing company (as the case may be) is or may become liable to discharge, the Board shall not be obliged to allot any Shares to be issued, or to procure the transfer of any Shares to be transferred, pursuant to such exercise unless or until the Participant concerned has paid to the Company such sum as is, in the opinion of the

Company, sufficient to indemnify the Company or the employing company (as the case may be) in full against any and all such liabilities.

(8)

(a)                                  Without prejudice to the rights of the Board under Rules 8(7) or 8(9), upon the exercise of an Option granted under this Scheme:

(i)                                     the Company shall only be obliged to deliver (or procure the delivery of) such proportion of the Shares under that Option as shall be determined as follows:-

where:

A is the aggregate Relevant Value of the Shares comprised in the Option; and

B is the aggregate amount of the PAYE liability arising as a result of the exercise of the Option;

(ii)                                  the Participant authorises the Company to arrange for a trustee or nominee on behalf of the Participant to sell the proportion of the Shares which the Company is not obliged to deliver to the Participant (the “Retained Shares”) on the date on which those Shares would otherwise be delivered to the Participant or as soon as reasonably practicable thereafter and for that nominee or trustee to remit the proceeds of the sale of the Retained Shares to the Company in order to reimburse it or the employing company  for the PAYE liability as a result of the exercise of the Option;

(iii)                               the Participant authorises the Company or his employing company (as the case may be) to make such adjustments through payroll as are necessary to ensure that the correct amount is reimbursed to the employing company in respect of the PAYE liability arising as a result of the exercise of the Option;

(iv)          all fractions of a Share shall be ignored.

(b)                                 In this Rule 8(8), “Relevant Value” shall mean the market value of a Share determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992.

(c)                                  In this Rule 8(8), references to “PAYE liability” shall include any other tax deduction or National Insurance contribution (both employee and employer) including similar overseas deductions or contributions made by the Company or any Participating Company in respect of or on behalf of the employee which the Company or any Participating Company is or may become liable to discharge;

8(9)                            The Board may in its absolute discretion require a Participant as a pre-condition to the exercise of an Option to first enter into an election for the purposes of paragraph 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992 (an “Election”) in terms of which the liability to pay employer’s (secondary class 1) national insurance contributions in respect of the exercise of an Option is transferred to the Participant.  The Board may in its absolute discretion procure that any Election entered into pursuant to this Rule 8(9) is varied or revoked.

9.                                       Variation Of Capital

(1)                                  The number of Shares over which an Option is granted and the Option Price thereof shall be adjusted in such manner as the Board shall determine following any Issue or Re-Organisation in such manner as the Directors may deem appropriate to the intent that (as nearly as may be without involving fractions of a Share or an Option Price calculated to more than two decimal places) the maximum aggregate Option Price payable in respect of an Option shall remain unchanged.

(2)                                  Apart from this Rule 9(2), no adjustment under Rule 9(1) may have the effect of reducing the Option Price in respect of Options over unissued Shares to less than the nominal value of a Share.  Where an Option subsists over both issued and unissued Shares, any such adjustment may only be made if the reduction of the Option Price in respect of Options over both issued and unissued Shares can be made to the same extent.  Any adjustment made to the Option Price of an Option over unissued Shares shall only be made if, and to the extent that, the Board shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the aggregate nominal value of the Shares in respect of which the Option is exercisable exceeds the aggregate Option Price payable in respect of the Option and to apply such sum (if any) in paying up such amount on such Shares so that, on exercise of the Option in respect of which such a reduction shall have been made, the Board shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid.

(3)                                  The Board may take such steps as it may consider necessary to notify Participants of any adjustment made under this Rule 9.

10.                                 Alterations

(1)                                  Subject to Rules 10(2), 10(4) and 10(5), the Board may at any time alter this Scheme or the terms of any Option granted under it:  provided that no amendment may be made in terms of this Rule 10(1) which would result in any Option ceasing to be a qualifying option without the requisite consent of the Participants in accordance with Rule 10(4) being obtained.

(2)                                  Subject to Rule 10(3), no alteration to the advantage of the persons to whom Options may be granted shall be made under Rule 10(1) to any of the Rules of this Scheme without the prior approval by ordinary resolution of the members of the Company in general meeting.

(3)           Rule 10(2) above shall not apply to:-

(a)                                  any minor alteration to benefit the administration of this Scheme, any alteration to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or any Participating Company; or

(b)           any alteration solely relating to a Performance Condition.

(4)                                  Subject to Rule 10(3) no alteration to the disadvantage of any Participant shall be made under Rule 10(1), other than to a Performance Condition, unless it is made with the consent in writing of such number of Participants as hold Options under this Scheme to acquire 50 per cent of the Shares which would be issued or transferred if all Options granted and subsisting under this  Scheme were exercised; or by a resolution at a meeting of Participants passed by not less than 50 per cent of the Participants who attend and vote either in person or by proxy; and for the purposes of this Rule 10(4) the Participants shall be treated as the holders of a separate class of share capital and the provisions of the Articles of Association of the Company relating to class meetings shall apply mutatis mutandis;

(5)                                  No alteration which solely relates to a Performance Condition subject to which an Option has been granted shall be made under Rule 10(1) above unless the Board (acting reasonably) consider that the Performance Condition or any aspect thereof would not, without the alteration, achieve its original purpose and the Board shall act fairly and reasonably in making the alteration.

11.                                 Notification

Within 92 days from the Grant Date, the Company shall notify the Inland Revenue of the grant of an Option, such notification to be in the form of the notice attached (as Schedule 2) to this Scheme (or in such other form as is prescribed by the Inland Revenue from time to time) which shall also be signed by the relevant Participant and the Company shall issue annual returns to the Inland Revenue detailing the holders of any outstanding Options in a form to be agreed by the Board and meeting the requirements of the Inland Revenue and each annual return shall be delivered to the Inland Revenue within 3 months after the end of the tax year to which it relates.

12.                                 Miscellaneous

(1)                                  The rights and obligations of any individual under the terms of his office or employment with any Participating Company shall not be affected by his participation in this Scheme or any right which he may have to participate in it, and an individual who participates in it shall waive any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever other than in circumstances constituting unlawful or wrongful dismissal insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any Option as a result of such termination.

(2)                                  In the event of any dispute or disagreement as to the interpretation of this Scheme, or as to any question or right arising from or related to this Scheme, the decision of the Board shall be final and binding upon all persons.

(3)                                  Any notice or other communication under or in connection with this Scheme may be given by personal delivery or by sending it by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of a Participating Company, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment or, if available, by fax (with the original document also sent by post) to the last known fax number available for the person concerned.  Where a notice or other communication is given by first class post, it shall be deemed to have been received 48 hours after it was put into the post properly addressed and stamped.

(4)                                  Neither the Company nor the Participant’s employer company shall be liable, and the Participant shall have no claim against the Company or his employer company in respect of any, tax, National Insurance Contributions (whether employee or employer) or any other tax, charge, levy or any other sum (whether under the laws of the United Kingdom or elsewhere) arising on the grant and/or exercise of an Option as a result of a failure to secure the reliefs afforded by Schedule 5.

13.                                 Proper Law

This Scheme shall be governed and construed in accordance with English Law.

Schedule 2

ENTERPRISE MANAGEMENT INCENTIVES

NOTICE OF THE GRANT OF AN OPTION UNDER SCHEDULE 5 ITEPA 2003

1.              Details of the company whose shares are the subject of the Agreement:

Name:

Registered number:

Address of registered office:

Name of the Tax Office to which the company’s accounts are sent for Corporation Tax assessment:

Corporation Tax reference

2.              Details of the Employer Company giving this notice:

Name:

Name of the Tax Office to which the company’s accounts are sent for Corporation Tax assessment:

Corporation Tax reference

Name and reference of the Tax Office which deals with the tax liabilities of this company’s employees:

PAYE tax reference

3.              Details of this option, and this employee’s other options:

Date of grant:      /       /

Total market value (at date of this grant) of this employee’s unexercised EMI options, including this option: £

Total market value (at date of grant) of this employee’s  unexercised CSOP and EMI Options in employee’s employer company, or any other group company: £

Select one:

☐             The market value of the shares under this option at the date of its grant has been agreed with SVD as £                          per share, or

☐             The market value has not been agreed with SVD, or

☐             The company’s shares were listed on a Recognised Stock Exchange at  £                        per share, at date of grant.

4.              Details of and declaration by the employee to whom this option has been granted:

Name in full:

National Insurance number:       /       /       /

I declare that I am committed to working for the Qualifying Company whose shares are the subject of this option, and/or for Qualifying Subsidiaries of that company, for: (select one)

☐ At least 25 hours a week, or	☐ At least 75% of my Working Time.

Signature:	Date: / /

5.              Declaration by a Director or the Secretary of the Employer Company:

Name in full:

I attach a copy of the option agreement.

I declare that the option set out in the attached agreement satisfies the requirements of the Schedule in respect of: (select one)

☐ All the shares, or	☐ shares (enter number)

I also declare that to the best of my knowledge and belief, all the information given above is correct and complete.

Signature:	Date: / /

Schedule 3

Performance Condition for vesting of options under the BBI EMI Scheme

For the purpose of this Appendix, the following words and expressions shall have the following meanings:-

“Basis Year”

in relation to the Performance Period, the financial year immediately preceding the first financial year in the Performance Period (and, for this purpose, the Basis Year shall not, in any event, be later than the financial year ending on the date most recently preceding the Grant Date of the Option);

“EPS”

earnings per share which shall be calculated by reference to fully diluted earnings of the shares in the Company and will exclude amortisation of goodwill, gains or losses on the disposal of fixed assets, any change of any kind resulting from the expensing of options through the profit and loss account of the Company and also any extraordinary or exceptional items at the discretion of the Remuneration Committee;

“EPS Percentage Increase”	the percentage growth in EPS over the Performance Period calculated by using the following formula:-
x 100
where “EPS1” is the EPS for the Basis Year and “EPS2” is the EPS for the Final Year;

“financial year”	a financial year (within the meaning given by section 223 of the Companies Act 1985) of the Company;

“Final Year”	the last financial year in the Performance Period;
“Options”	means options granted in terms of the Scheme;
“Performance Period”	means the period of 3 or more consecutive financial years following the Basis Year, save where the performance period is reduced in terms of the rules of the Scheme;
“RPI”

the general index of retail prices (for all items) published by the Office for National Statistics (or such other office or body as may be referred to from time to time in section 833(2) of ICTA 1988) or, if that index is not published for a month which is relevant for the purpose of calculating the RPI Percentage Increase, any substituted index or index figures published by that Office (or such other office or body as may be referred to from time to time in section 833(2) of ICTA 1988) for that month;

“RPI Percentage Increase”	the percentage growth in the RPI over the Performance Period calculated by using the following formula:-
x 100
where “RPI1” is the RPI for the month in which the Basis Year ends and “RPI2” is the RPI for the month in which the Final Year ends; and

“Scheme”	means the BBI EMI Scheme.

1.               The Performance Condition attaching to the vesting of the Options granted under the Scheme is as follows:-

1.1                                 In respect of the first 3 consecutive financial years of the Performance Period where (i) EPS Percentage Increase is equal to or exceeds RPI Percentage Increase and (ii) EPS Percentage Increase is equal to or greater than 15%, the Performance Condition is met.

1.2                                 Where the Performance Condition as set out in paragraph 1.1 above has not been met at the end of the first 3 consecutive financial years of the Performance Period then the Performance Period shall be extended one financial year at a time and the percentage of 15% shall increase by 5% for each financial year added to the Performance Condition but otherwise, the Performance Condition as set out in paragraph 1.1 above shall apply.

2.               Where the Performance Condition set out above is met, the options vest in their entirety and thereafter the Options may be exercised in whole or in part at any time, subject to the terms of the Scheme.

Schedule 4

Notice of Exercise

To:	The Secretary
BBI Holdings plc (“the Company”)
Golden Gate
Ty Glas Avenue
Cardiff South
Glamorgan
CF14 5DX

I, the undersigned, enclose a cheque for the sum of £[          ] being the amount payable in full on application at £[          ] per Share for [          ] Ordinary Shares of £[          ] each in the Company (“Shares”) in respect of which I am entitled to exercise an Option, granted under the BBI Enterprise Management Incentive Scheme.  I accordingly exercise my Option in respect of the above number of Shares.

I authorise and request you to place my name(s) on the Register of Members of the Company as the holder(s) of the said Shares and to send to me at the address written below at my risk a share certificate for the same.

SURNAME	[ ]
ADDRESS	[ ]
[ ]
CHRISTIAN NAMES (IN FULL)	[ ]
SIGNATURE	[ ]
DATE	[ ]
NOTE	In the case of executors of personal representatives, all such applicants must sign and full details of such applicants must be given

Schedule 5

Articles of Association

Signed as a deed for and on behalf of
BBI HOLDINGS PLC by [ ] and [ ], two of its directors	Director

Director

Signed as a deed by the said [ ]
in the presence of	[ ]

Witness

BBI SAYE Share Option Scheme

Index to rules

1	Definitions

2	Offer of participation

3	Restrictions on the granting of options

4	Acceptance and grant of options

5	Rights to exercise options

6	Exercise of options

7	Takeover offers, reconstructions and amalgamations

8	Exchange of options

9	Winding-up

10	Adjustment of options

11	Expenses

12	Administration

13	General

14	Modifications and alterations to this scheme

15	Trustees

16	Inland Revenue Requests

17	Termination

RULES OF THE BBI SAYE SHARE OPTION SCHEME

1              Definitions

1.1           In this Scheme the words and expressions set out below shall have the meanings specified against them unless otherwise specifically provided and any reference to a provision of an Act of Parliament shall include any modification, consolidation, re-enactment or extension of it.

‘Acquiring Company’ a company which obtains Control of the Company in accordance with rule 8

‘Act’ Income Tax (Earnings and Pensions) Act 2003

‘Admission’  admission of the Shares (including the Placing Shares) to trading on the Alternative Investment Market becoming effective in accordance with Rule 6 of the rules of the London Stock Exchange

‘Aggregate Option Price’ the amount payable as consideration for the Shares to be acquired upon the exercise of an Option in full, being the product of the Option Price and the number of Shares over which that Option subsists

‘Announcement Date’ the date on which the Company makes a preliminary announcement of its results for the last preceding financial year, half year or other period

‘Any Other Scheme’ any scheme (other than this Scheme) adopted by the Company in general meeting which provides for the subscription of Shares by or on behalf of employees of the Company and/or any of its Subsidiaries

‘Appropriate Authority’ the authority or authorities nominated by the Company and with which a Savings Contract is entered into by an Eligible Employee

‘Associated Company’ a company which is an associated company of the Company as defined in paragraph 47(1) of the Schedule

‘the Auditors’ the auditors for the time being of the Company (acting as experts but not as arbitrators) or if there are joint auditors such one of them as the Board shall select

‘the Board’ the board of directors of the Company or a duly appointed committee thereof

‘Bonus’ any sum by way of terminal bonus payable under a Savings Contract being the additional payment made by the Appropriate Authority when repaying contributions made under such a Savings Contract

‘Bonus Date’ where the Appropriate Authority is required to pay the Maximum Bonus, the earliest date on which the Maximum Bonus is payable, where the Appropriate Authority is required to pay the Standard Bonus, the earliest date on which the Standard Bonus is payable, and in any other case the earliest date on which the Lower Bonus is payable under the Savings Contract

‘Closing Date’ the date specified by the Board in the invitation being not less than 14 days after the Date of Invitation

‘the Company’ BBI Holdings plc (registered in England No 3898291)

‘Control’ the meaning given to that expression by section 719 of the Act

‘Continuous Service’ the same meaning as for continuous employment in the Employment Rights Act 1996

‘Date of Adoption’ the date of the adoption of this Scheme by resolution of the Company or, if later, the date on which the Inland Revenue approves this Scheme under the Act

‘Date of Commencement’ the earliest practicable starting date determined by the Board of an Eligible Employee’s Savings Contract

‘Date of Grant’ the date determined under rule 4.4 upon which an Option is granted

‘Date of Invitation’ the date upon which the Board issues invitations under rule 2.2 to Eligible Employees inviting them to apply for an Option

‘Dealing Day’ a day on which the London Stock Exchange is open for the transaction of business

‘Eligible Employee’ any person who:

(a)           (i)            is an employee or Full-Time director of a Participating Company; and

(ii)           is chargeable to tax in respect of his employment or office under Case I of Schedule E; and

(iii)          has such qualifying period (if any) of Continuous Service (being a period commencing not earlier than six months prior to the Date of Grant) as the Board may determine; or

(b)           is an employee or executive director of a Participating Company and is nominated by the Board (or is nominated as a member of a category of such employees or executive directors)

but in all cases excluding any person who is prohibited from participating by reason of the provisions of paragraph 11 of the Schedule

‘Employees Share Scheme’ an employees’ share scheme within the meaning of section 743 of the Companies Act 1985

‘Employment’ employment by the Company and/or any Subsidiary and/or for the purpose of rule 8 any Acquiring Company or a company under the Control of the Acquiring Company but for the purpose of the Scheme excludes Employment during any period of notice of dismissal

‘FSMA’ the Financial Services and Markets Act 2000

‘Full-Time’ in the case of a director, one who works for not less than 25 hours per week, excluding meal breaks

‘Group’ the Company and its Subsidiaries from time to time (and “Group Company” shall be construed accordingly)

‘Issue or Re-organisation’ any issue of shares or other securities of the Company other than as consideration for an acquisition and/or any capitalisation consolidation or sub-division or reduction of share capital in the Company

‘The London Stock Exchange’ the London Stock Exchange plc

‘Lower Bonus’ the bonus paid by the Appropriate Authority at the end of a period of three years from the Date of Commencement

‘Market Value’ such value per share as the Board determines in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992  and agreed in advance with Shares Valuation of the Inland Revenue or the middle market quotation of a Share as derived from The London Stock Exchange Daily Official List

‘Maximum Bonus’ the Bonus paid by the Appropriate Authority at the end of a period of seven years from the Date of Commencement

‘Model Code’ the model code for transactions in securities by directors and relevant employees published from time to time by the UKLA and/or any other code of dealing adopted or maintained by the Company in addition to or replacement of such publication

‘Option’ a right to acquire Shares pursuant to this Scheme

‘Option Holder’ a person holding an Option granted to him under the provisions of this Scheme or where the context so admits his personal representative(s)

‘Option Period’ a period of up to six months after the Bonus Date applicable to the Savings Contract

‘Option Price’ the acquisition price for a Share determined by the Board in accordance with rule 2.2

‘Participating Company’ (i) the Company; and (ii) any other Company which is under the control of the Company, is a subsidiary of the Company and is for the time being designated by the Board as a Participating Company

‘Placing’ the placing of the Placing Shares at the Placing Price pursuant to the Placing Agreement

‘Placing Agreement’ the conditional placing agreement entered into or to be entered into between the directors of the Company, the Company and Teather & Greenwood Limited

‘Placing Price’ the price per share payable in terms of the Placing Agreement

‘Placing Shares’ the Shares subject to the Placing

‘Prohibited Period’ any period during which dealings in Shares by directors or relevant employees are prohibited by the Model Code, FSMA or the Criminal Justice Act 1993

‘Redundancy’ dismissal by reason of redundancy within the meaning given by the Employment Rights Act 1996

‘Savings Contract’ a certified contractual savings scheme as defined by paragraph 24 of the Schedule being a bank or building society contractual ‘Sharesave’ scheme which has been approved by the Inland Revenue for the purposes of the Schedule and into which an Eligible Employee makes regular periodical contributions for the purpose of this Scheme

‘the Schedule’ Schedule 3 to the Act

‘this Scheme’ the BBI SAYE Share Option Scheme established by these Rules in its present form or as from time to time amended in accordance with provisions hereof and which has been approved by the Board of the Inland Revenue under the Schedule

‘Shares’ fully paid ordinary shares of 2.5 pence each in the share capital of the Company which comply with the conditions of paragraphs 17 to 22 (inclusive) of the Schedule or which satisfied such conditions prior to a person obtaining Control of the Company

‘Specified Age’ 65 years of age

‘Standalone Option’ means the standalone unapproved option over such number of ordinary shares of 2.5 pence each in the share capital of the Company as is equivalent to three per cent of the entire issue share capital of the Company following Admission granted to David Evans

‘Standard Bonus’ the Bonus paid by the Appropriate Authority at the end of a period of five years from the Date of Commencement

‘Subsidiary’ a company which is

(a)           both under the Control of the Company and which is a subsidiary of the Company within the meaning of section 736 of the Companies Act 1985; or

(b)           which is approved by the Inland Revenue and which is not under the Control of any single person but which is controlled by two persons one of whom is the Company (‘a Jointly Owned Company’) and whose employees do not participate in any Employees Share Schemes approved under the Schedule other than those which may be operated from time to time by the Company; or

(c)           which is approved by the Inland Revenue and which is under the control of a Jointly Owned Company and whose employees do not participate in any Employees’ Share Schemes approved under the Schedule other than those which may be operated from time to time by the Company

(and Subsidiaries shall be construed accordingly)

‘UKLA’ the “competent authority” as that expression is defined in FSMA.

1.2           In these Rules words denoting the singular number only shall include the plural number and words denoting the masculine gender shall include the feminine gender. All headings are for ease of reference only and shall not affect the construction of any of the provisions hereof.

2              Offer of participation

2.1           Every Eligible Employee shall be entitled to participate in this Scheme.

2.2           Subject to the restrictions hereinafter contained, the Board shall from time to time invite every Eligible Employee to apply for an Option to subscribe for Shares at the Option Price. The Board shall determine the Option Price which shall be not less than eighty per cent of the Market Value of a Share:-

2.2.1                        averaged over the 3 Dealing Days immediately preceding the date of the invitation; or

2.2.2                        if the Board so determines, at such earlier time as may be previously agreed in writing with the Inland Revenue; or

2.2.3                        if higher and the Board has determined that the exercise of the Option will be satisfied by the issue of Shares directly to the Option Holder, the nominal value of a Share.

2.3           Subject to rule 2.4 invitations to apply for Options shall only be issued:

2.3.1        as soon as practicable after the Date of Adoption and, in any event, not later than 42 days after receipt of the letter from the Inland Revenue of formal approval of the Scheme under the Act (the “Date of Approval”)); or

2.3.2        if later than the Date of Approval, within the period commencing on the date of Admission and ending forty-two days after the date of Admission; or

2.3.3        within the period commencing on the Dealing Day following an Announcement Date and ending 42 days after such Announcement Date; or

2.3.4        within the period of 42 days commencing on any day on which changes to the legislation affecting savings related share option schemes approved by the Inland Revenue pursuant to Schedule 3 to the Act are proposed or made or when a new form of Savings Contract prospectus is announced or takes effect.

Provided that an Option may not be granted during a Prohibited Period, except in circumstances where this is permitted under the Model Code. If any of the time periods above would result in the issue of an invitation being precluded as a result of falling within a Prohibited Period, the time period may be extended until not later than seven days after the expiry of the Prohibited Period.

2.4           The Board may issue invitations to apply for Options outside the periods specified in rule 2.3 above in circumstances which they consider in their absolute discretion to be sufficiently exceptional to justify the issue of invitations at that time.

2.5           Upon the issue of an invitation to an Eligible Employee to apply for an Option, the Company shall give to the Eligible Employee notice in writing specifying the limit, if any, on the number of Shares over which applications for Options will be accepted on that occasion fixed by the Board pursuant to rule 2.7, the amount of the consideration to be paid for an Option to be granted, whether Eligible Employees may elect for the repayment under the savings contract to be taken as including the Maximum Bonus, as including the Standard Bonus, as including the Lower Bonus, as including any one of 2 or more specified Bonuses or as not including a Bonus and the Closing Date for applications.

2.6           Each Eligible Employee may, not later than the Closing Date specified in the invitation, apply for an Option by delivery (in terms prescribed by the Board) of a duly completed application and form of authority to the Board to complete and/or amend such application for an Option on behalf of the Eligible Employee in such manner as the Board may determine having regard to the requirements and the provisions of rules 3 and 4.2 below. The number of Shares comprised in the Option for which any application is made shall be the nearest whole number of Shares (rounding down) obtained by dividing the amount repayable (including the terminal bonus) under a Savings Contract by the Option Price.

2.7           On or before each Date of Invitation the Board may subject always to the provisions of rule 3 determine a limit upon the total number of Shares over which applications for Options will be accepted on that occasion.

3              Restrictions on the granting of options

3.1           The aggregate number of Shares which may be issued on the exercise of Options granted on any day in the period of 10 years commencing on the Date of Adoption shall not, when added to the aggregate of:

3.1.1        the total number of Shares issued or remaining issuable in respect of Options granted in the ten years preceding that day;

3.1.2        the total number of Shares issued or remaining issuable in respect of options granted under Any Other Scheme in the ten years preceding that day; and

3.1.3        the total number of Shares issued or remaining issuable in respect of the Standalone Option;

exceed such number as represents 15 per cent of the issued ordinary share capital of the Company immediately prior to that day.

For the purpose of the limits contained in rule 3.1 there shall be disregarded any shares subject to rights which have lapsed, been renounced or otherwise become incapable of being exercised; and any shares issued on the exercise of an option shall be taken into account once only (when the option is granted) and shall not fall out of account when the option is exercised.

3.2           Individual participants limit

3.2.1        The Aggregate Option Price for the shares for which an Eligible Employee is granted an Option must as nearly as possible be equal to but shall not exceed the repayment due to the Eligible Employee from the Savings Contract specified in accordance with rule 4.1.

3.2.2        The monthly contributions payable by an Option Holder under a Savings Contract shall be in multiples of £1 and shall not:

3.2.2.1     be less than £10; or

3.2.2.2     exceed the lower of £250 or such maximum amount as is from time to time permitted under the provisions of paragraph 25 of the Schedule when aggregated with the monthly contributions being paid under any other Savings Contract entered into by an Option Holder in connection with the grant of any Option.

3.3           Time limit for scheme

No Options shall in any event be offered more than ten years after the Date of Adoption.

4              Acceptance and grant of options

4.1           An Eligible Employee may make an application by the Closing Date in the form specified by the Board. Such applications shall state (in multiples of £1) the amount of the monthly contribution to the Savings Contract and whether the consideration for the Shares shall include in addition to the repayment of contributions the Lower Bonus, the Standard Bonus or the Maximum Bonus.

4.2           If, on the Closing Date the total number of Shares applied for by Eligible Employees exceeds the number of Shares available for this Scheme at that time having regard to the limits contained in rules 2.7 and 3, the number of Shares applied for shall be reduced by applying the provisions set out in rule 4.3 below in respect of all applications in the same manner in such order and combination as the Board in its absolute discretion may determine (provided always that in reducing the number of Shares applied for, any adjustments shall ensure that an Eligible Employee’s monthly contribution remains a multiple of £1.00 and is not less than the minimum monthly contribution), to ensure that those limits are not exceeded.

4.3           The provisions referred to in rule 4.2 above are:

4.3.1        by amending all applications involving the inclusion of the Maximum Bonus so as to include only the Standard Bonus;

4.3.2        by amending all applications involving the inclusion of the Standard Bonus (including, where the Board so determines, those reduced to the Standard Bonus pursuant to rule 4.3.1) so as not to include any bonus;

4.3.3        by pro rating as far as necessary the monthly contributions in excess of the minimum monthly contribution determined under rule 3.2 which Eligible Employees may make into Savings Contracts;

4.3.4        by granting Options on the basis of a lottery in which all applicants shall participate and which shall be conducted by the Board;

4.3.5        any other arrangements to which the Board of the Inland Revenue has given its prior approval;

4.3.6        by granting no Options.

4.4           Subject as hereinafter provided, the Board shall, as soon as reasonably practicable, and in any event not later than 30 days (or 42 days where scaling down is required) after the first Dealing Day used to establish the Option Price grant Options to those Eligible Employees who have applied for the same. Options will only be granted over the number of Shares in respect of which application has been made or over such reduced number of Shares as shall be determined as appropriate in accordance with rules 2, 3 and 4.

4.5           If applications are scaled down pursuant to rule 4.3, each Eligible Employee shall be notified that an adjustment has been made and of the number of Shares over which his Option is to be granted, the rate of contribution under the related Savings Contract and the Bonus Date thereof as soon as reasonably practicable.

4.6           Options shall only be granted pursuant to the foregoing provisions of this rule upon the relevant application for entry into the Savings Contract being accepted and the first contribution thereunder being paid. Subject thereto, the Company shall as soon as possible issue option certificates, in such form as the Board shall determine, in respect of all Options granted. An option certificate shall specify the number of Shares over which the Option has been granted, the Option Price, the Bonus Date and the Date of Grant of the Option and shall otherwise be in such form as the Board may from time to time determine. If any such certificate shall become worn out, defaced, destroyed or lost, it may be renewed on such evidence being provided as the Board shall require.

4.7           No Option shall be granted to a person who at the Date of Grant is not a person eligible to participate in the Scheme as provided in part 3 of the Schedule.

4.8           No Option shall be granted to any individual unless he is in Employment on the Date of Grant of Options.

4.9           Each Option shall be personal to the Option Holder to whom it is granted or in the event of his death to his legal personal representative(s) and shall not be chargeable or transferable. If an Option Holder does or suffers any act or thing whereby he would be deprived of the legal or beneficial ownership of an Option that Option shall lapse forthwith.

5              Rights to exercise options

5.1           No Option may be exercised at any time when the person seeking to exercise it is (or, in the case of exercise by personal representative(s) under rule 5.2, the Option Holder at the date of his death shall have been) excluded from such exercise under paragraph 11 of the Schedule. An Option may not be granted, exercised, surrendered or released at a time when such grant, exercise, surrender or release would not be in accordance with the Model Code, FSMA or the Criminal Justice Act 1993. Save as provided in this rule and rules 7 and 9, an Option may not be exercised before the relevant Bonus Date as determined by the election made by an Eligible Employee pursuant to rule 4.1 but may then be exercised before the expiry of the Option Period and at the expiry of such period (if not exercised) shall lapse.

5.2           If an Option Holder dies at a time when his Option remains available for future exercise by him, his personal representative(s) shall have the right to exercise such Option in whole or in part by applying the repaid contributions made at the date of death and any bonus and/or interest paid thereon from the relevant Savings Contract:

5.2.1        if his death occurs before the relevant Bonus Date, during the period of twelve months from the date of his death; or

5.2.2        if his death occurs on or within six months after the relevant Bonus Date, within twelve months of such Bonus Date.

5.3           If an Option Holder ceases to be in Employment with the Company by reason of:

5.3.1        injury or disability; or

5.3.2        Redundancy; or

5.3.3                        retirement on reaching the Specified Age or at any other age at which the Option Holder is bound to retire in accordance with his contract of employment; or

5.3.4        early retirement with the agreement of his employer more than three years after the Date of Grant the Option may only be exercised within six months after such cessation of Employment and at the expiry of such period shall lapse.

5.4           If an Option Holder ceases to hold an office or Employment by virtue of which he is an Eligible Employee by reason only that such office or Employment is EITHER in a company of which the Company ceases to have Control OR relates to a business or part of a business which is transferred to a person who is not an Associated Company then, subject to rule 5.1, any Option held by him shall be exercisable for a period of six months from the date of such cessation and at the expiry of such period shall lapse.

5.5           If an Option Holder ceases to hold any office or Employment with the Company more than three years after the Date of Grant of an Option for any reason other than as set out in rules 5.2, 5.3 or 5.4 then subject to rule 5.1 such Option may be exercised within six months of the date of such cessation and at the expiry of such period shall lapse.

5.6           If an Option Holder ceases to hold any office or Employment with the Company otherwise than as contemplated by rules 5.2, 5.3, 5.4 or 5.5 any Option by him shall thereupon lapse and be of no further effect PROVIDED THAT an Option Holder will not be treated as having ceased to be in Employment if he becomes employed by a company which is not a Participating Company but which is either an Associated Company or a company under the Control of the Company.

5.7           If an Option Holder reaches the Specified Age but continues to remain in Employment, the Option may be exercised for up to six months after the date he reaches such age provided such exercise takes place within the Option Period. If not so exercised the Option remains exerciseable within the Option Period or otherwise in accordance with rules 5.2 to 5.5 above.

5.8           The Aggregate Option Price by an Option Holder on exercising an Option shall not exceed the repayment under the Savings Contract.

5.9           If an Option Holder gives notice or is deemed to give notice to the Appropriate Authority that he intends to stop paying contributions under his Savings Contract, the Option shall lapse and be of no further effect.

5.10         No person shall be treated for the purposes of this rule as ceasing to be employed by the Company unless he ceases to hold any office or employment with the Company or any Associated Company or any Company of which the Company has Control.

6              Exercise of options

6.1           In order to exercise an Option in whole or in part, the Option Holder or as the case may be, his personal representative(s) must deliver to the Secretary of the Company a notice in writing specifying the number of Shares in respect of which the Option is being exercised, accompanied by payment in full for those Shares in respect of which the Option is exercised. Such notice shall take effect on the day it is delivered and such day shall constitute, for all purposes, the date of exercise of such Option. The Option certificate shall also be lodged with the Company, but failure to do so will not invalidate the exercise of the Option. The Company shall keep a suitable form of notice available, so that an Option Holder desirous of exercising an Option may obtain copies thereof from the Secretary of the Company. If an Option is exercised in part only, the balance of the Option not thereby exercised shall lapse forthwith. The relevant Shares shall be allotted and issued or transferred within 30 days following such date of exercise.

6.2           The Shares so to be allotted or transferred shall be identical and rank pari passu in all respects with the fully paid Shares of the same class in issue on the date of such exercise, save as regards any rights attaching to shares by reference to a record date prior to the date of exercise.

6.3           The allotment or transfer of any Shares under this Scheme shall be subject to obtaining any approval or consent as is mentioned in rule 13.6 below.

7              Takeover offers, reconstructions and amalgamations

7.1           Subject to the provisions of rule 7.2 below, if an offer is made to all shareholders to acquire the whole of the issued Shares (other than those which are already owned by the offeror and/or any persons acting in concert with him), notice thereof shall be given by the Company to all Option Holders and an Option Holder or, as the case may be, his personal representative(s) shall at any time within six months of any conditions of the offer being satisfied and of the offeror (together with any person acting with him) obtaining Control of the Company be entitled to exercise his Option to the extent permitted by rule 5.8 provided that an Option Holder shall not be entitled to exercise his Option during the period between the announcement of the offer and the date on which it lapses, is withdrawn (or becomes unconditional) and provided it is before the expiry of the Option Period. All options remaining unexercised at the expiry of the said period of six months shall lapse.

7.2           If during the period of six months referred to in rule 7.1 the offeror becomes entitled to exercise the rights of compulsory acquisition of Shares pursuant to sections 428-430F of the Companies Act 1985 and gives notice in writing to Option Holders of its intention to exercise such rights as regards all Shares issued pursuant to Options exercised prior to a specified date (not being earlier than one month after the date of such notice) Options shall remain exercisable until the specified date (provided it is before the expiry of the Option Period). Options shall lapse at the specified date to the extent that they have not been exercised..

7.3           If under section 425 of the Companies Act 1985 the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the company whose shares comprise the Shares or its amalgamation with any other company or companies notice thereof shall be given by the Company to all Option Holders and an Option Holder or, as the case may be, his personal representative(s) shall at any time within six months of such compromise or arrangement being sanctioned by the Court (provided it is before the expiry of the Option Period) be entitled to exercise his Option to the extent permitted by rule 5.8. On the expiry of the said period of six months Options will lapse immediately.

8              Exchange of options

8.1           If an Acquiring Company:

8.1.1        obtains Control of the Company as a result of making:

8.1.1.1    a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

8.1.1.2    a general offer to acquire all the Shares or such of the Shares as are not already owned by the Acquiring Company and/or by its holding company and/or by any Subsidiary of it or its holding company; or

8.1.2        obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the Court under section 425 of the Companies Act 1985; or

8.1.3        becomes bound or entitled to acquire the Shares under sections 428 to 430F of the Companies Act 1985 any Option Holder may at any time within the appropriate period (as after defined), by agreement with the Acquiring Company, release each subsisting Option he holds which has not lapsed in accordance with any other provisions of these Rules (‘the Old Option’) in consideration of the grant to him of a new option (‘the New Option’) which complies with the provisions of rule 8.3.

8.2           In rule 8.1 above ‘the appropriate period’ means:

8.2.1        in a case falling within sub-paragraph 8.1.1, the period of six months beginning with the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made is satisfied;

8.2.2        in a case falling within sub-paragraph 8.1.2, the period of six months beginning with the time when the Court sanctions the compromise or arrangement; and

8.2.3        in a case falling within sub-paragraph 8.1.3, the period during which the Acquiring Company remains bound or entitled as mentioned in that sub-paragraph.

8.3           The New Option referred to in rule 8.1 above must:

8.3.1                        be over shares in the Acquiring Company or a company having Control over the Acquiring Company or a company which is or has Control of a company which is a member of a consortium owning either the Acquiring Company or a company having Control of the Acquiring Company which satisfy the conditions specified in paragraphs 17 to 22 inclusive of the Schedule. Accordingly, with effect from the release of the Old Option and in relation to the New Option references to ‘the Company’ in rules 6.1, 7, 8, 9, 11, 12, 13.1 and 13.2 shall be construed as if they were references to the Acquiring Company and references to ‘Shares’ in rules 6, 7.1, 8.1, 8.3, 10, 11, 12.2, 13.1 and 13.2 shall be construed as if they were references to shares in the Acquiring Company or, as the case may be, such other company in respect of whose shares the New Option is granted;

8.3.2        either constitute the right to acquire such number of Shares as has on the acquisition of the New Option an aggregate market value equal to the aggregate market value of the Shares the subject of the Old Option on its release (market value for this purpose being established as provided in the definition of ‘Market Value’ in rule 1.1 with the substitution of a reference to ‘the date of acquisition and disposal’ for the reference to ‘the Dealing Day immediately preceding the relevant Date of Invitation’);

8.3.3        have an Option Price such that the aggregate Option Price payable on complete exercise equals the aggregate Option Price which would have been payable on complete exercise of the Old Option; and

8.3.4        be otherwise identical in terms to the Old Option.

8.4           The New Option shall, for all the other purposes of the Scheme, be treated as having been acquired at the same time as the Old Option for which it is exchanged.

9              Winding-up

9.1           If an effective resolution in general meeting for the voluntary winding-up of the Company is passed before the expiry of the Option Period, and notwithstanding that the Option Period may not have begun, Options shall thereupon become and shall remain capable of exercise (to the extent permitted by rule 5.8 hereof) for the period of six months after such resolution becomes effective (at the end of which period all Options shall lapse immediately), provided that such Option is so exercised before the expiry of the Option Period. If such resolution is duly passed, Option Holders who have previously exercised their Options (or who do so during the said period of six months) shall be entitled to share as appropriate in the net assets of the Company but all other Options shall lapse.

9.2           Any Option shall lapse in the event of the Company being wound up otherwise than on a voluntary winding-up.

10                                  Adjustment of options

10.1                          Upon the occurrence of an Issue or Re-organisation, subject to rule 10.3 the number of Shares comprised in each Option and/or the Option Price thereunder may be adjusted (subject to the prior approval of the Board of the Inland Revenue) in such manner as the Board may deem appropriate provided that no increase shall be made to the Aggregate Option Price relating to any Option and the Option Price shall never be less than par. Notice of any such adjustments shall be given to the Option Holders by the Board who may call in Option certificates for endorsement or replacement. The Board may seek written confirmation from the Auditors that any such adjustment is in their opinion fair and reasonable. Subject to rules 10.2 and 10.3, no adjustment shall be made to the Option Price which would result in the Shares subject to an Option being issued at a price per Share lower than the nominal value of a Share and, if an adjustment would so result, the Option Price shall be the nominal value of a Share.

10.2                          Notwithstanding rule 10.1, an adjustment may be made which would result in the Shares subject to an Option being issued at a price per Share lower than the nominal value of a Share if and to the extent that the Board are authorised to capitalise from the Company’s reserves a sum equal to the amount by which the aggregate nominal value of the Shares subject to the Options which are adjusted exceeds the aggregate adjusted Option Price under such Options. If such an adjustment is made, on the subsequent exercise of the Option the Board shall capitalise such sum and apply the sum in paying up such excess.

10.3                          An adjustment shall not have effect until the adjustment has been approved by the Inland Revenue.

11           Expenses

11.1         Any expenses involved in any issue of Shares into the name of any Option Holder or his personal representative(s) or nominee(s) shall be payable by the Company.

12           Administration

12.1         Any notification or other notice in writing which the Company is required to give or may desire to give any Eligible Employee or Option Holder in pursuance of this Scheme shall be sufficiently given if delivered to him by hand or sent through the post in prepaid cover addressed to the Eligible Employee or Option Holder at the address last known to the Company as being his address. Any certificate, notification or other notice in writing required to be given to the Company or Associated Company or the Secretary of the Company shall be properly given if sent to or delivered to the Company or the Associated Company concerned at its respective registered or principal offices. Any notification, certificate or other notice sent by post shall be deemed delivered on the second day following the date of posting.

12.2         Option Holders shall have available to them copies of all notices and other documents sent by the Company to its holders of Shares generally.

12.3         The Board shall have power from time to time to make or vary regulations for the administration and operation of this Scheme provided that the same are not inconsistent with the provisions of this Scheme or would cause the Board of the Inland Revenue to withdraw its approval of this Scheme under the approval conditions of the Schedule.

13           General

13.1         The Board shall at all times keep available for issue such authorised and unissued Shares as may be required to meet the subsisting subscription rights of Option Holders.

13.2         The Company shall at its expense make application to the Council of The London Stock Exchange either for admission to the Official List or permission for the introduction to the Alternative Investment Market of all Shares allotted pursuant to the exercise of any Option provided that Shares are at that time either listed on The London Stock Exchange or introduced to the Alternative Investment Market (“AIM”).

13.3         The decision of the Board in any dispute or question relating to any Option shall be final and conclusive, subject to the confirmation of the Auditors whenever required under the provisions of this Scheme.

13.4         The Company in general meeting or the Board may at any time resolve to terminate this Scheme in which event no further Options shall be granted but the provisions of this Scheme shall in relation to Options then subsisting continue in full force and effect.

13.5         Participation in this Scheme by an Eligible Employee is a matter entirely separate from any pension right or entitlement he may have and from his terms or conditions of employment and participation in this Scheme shall in no respect whatever affect in any way an Eligible Employee’s pension rights or entitlement or terms or conditions of employment and in particular (but without limiting the generality of the foregoing words) any Option Holder or Eligible Employee whose employment by a Group Company terminates for whatever reason shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under this Scheme which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever.

13.6         The grant of an Option shall be subject to obtaining any approval or consent required under the provisions of the Admissions of Securities to Listing published by the London Stock Exchange, of the rules of the London Stock Exchange governing admission to and the operation of AIM and of the City Code on Takeovers and Mergers, or of any regulations and enactments thereunder.

14           Modifications and alterations to this scheme

14.1         This Scheme may be altered by the Board from time to time in any manner subject to the following provisions:

14.1.1     no modification or alteration shall be effective until it has been approved by the Board of the Inland Revenue in accordance with the provisions of the Schedule in order that approval of this Scheme shall not be withdrawn.

14.1.2     except with the prior sanction of the Company in general meeting, no alteration shall be made to this Scheme altering to the advantage of Eligible Employees (present or future) the following provisions of this Scheme namely the definitions of ‘Eligible Employee’, ‘Issue or Re-organisation’, ‘Market Value’ and ‘Option Price’ or to the following rules:

(a)           rule 2;

(b)           rule 3;

(c)           rule 4;

(d)           rule 5;

(e)           rule 6;

(f)            rules 7, 8, 9, 10 and 14;

unless such modification or alteration is necessary or expedient to enable the Scheme to continue to be approved by the Board of the Inland Revenue in accordance with the provisions of the Schedule or unless (other than in regard to rule 2.2 or rule 3) such modification or alteration is a minor amendment made to reflect any change to the Act or the Schedule or to obtain or maintain favourable tax, exchange control or regulatory treatment for the Company or participants.

14.1.3      No modification or alteration shall be made which would abrogate or alter adversely the subsisting rights of an Option Holder unless it is made:

14.1.3.1 with the consent in writing of such number of Option Holders as hold Options under the Scheme to acquire more than 50 per cent of the Shares which would be issued or transferred if all Options granted and subsisting under the Scheme were exercised; or

14.1.3.2 by a resolution at a meeting of Option Holders passed by not less than 50 per cent of the Option Holders who attend and vote either in person or by proxy;

and for the purposes of this rule 14.1 the Option Holders shall be treated as the holders of a separate class of share capital and the provisions of the Articles of Association of the Company relating to class meetings shall apply mutatis mutandis;

14.1.4      no modification or alteration shall be made to the Scheme if it would thereby cease to be an Employees Share Scheme.

15           Trustees

15.1         The Company and any Subsidiary may provide money to the trustees of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Scheme, or enter into any guarantee or indemnity for those purposes, to the extent permitted by section 153 of the Companies Act 1985, provided that any trust deed to be made for this purpose shall, at a time when the Scheme is approved by the Board of the Inland Revenue under the Schedule, have previously been submitted to the Board of the Inland Revenue.

16           Inland Revenue requests

16.1         The Company shall provide to the Board of the Inland Revenue (within such time limit as the Inland Revenue directs) any information requested by it under paragraph 45 of the Schedule and an Option Holder shall:

16.1.1      promptly provide to the Company such information as it may reasonably request; and

16.1.2      consent to the Company providing such information concerning him to the Board of the Inland Revenue for the purpose of complying with such request from the Board of the Inland Revenue.

17           Termination

17.1         The Company in general meeting or the Board may at any time resolve to terminate this Scheme in which event no further Options will be granted but the provisions of this Scheme shall in relation to the Options then subsisting continue in full force and effect.

G

                COMPANIES FORM NO. 122                                                                                                                                            122

                Notice of consolidation, division,

                sub-division, redemption or

                cancellation of shares, or conversion,

            re-conversion of stock into shares

Please do not [ILLEGIBLE] [ILLEGIBLE] Insert full name of company [ILLEGIBLE]

Pursuant to section 122 of the Companies Act 1985

To the Registrar of Companies          For official use      Company number

                                                                                                                                [ILLEGIBLE]

Name of the Company

RBI Holdings Limited

gives notice that

In terms of the special resolution passed by the company on 8 April 2008 subject to and conditional upon admission (“Admission”) of the [ILLEGIBLE] issued share capital of the company to trading on the AIM market of the London Stock Exchange plc according effective and with effect from Admission the capital of the company was reorganised as follows:

(i) each of the existing issued and unissued A ordinary shares of 10 pence in the capital of the company was re-classified as one ordinary shares 10 pence in the capital of the company, such shares ranking pari passu all respects with the existing ordinary shares of 10 pence in the capital of the company; and

(ii) each of the existing issued and unissued ordinary shares of 10 pence in the capital of the Company was sub-divided into 4 ordinary shares 2.5 pence in the capital of the Company, such shares having the right privileges, and being subject to the restrictions, set out in the art of association of the company adopted with effect from Admission pure to special resolution passed by the Company on 8 April 2004.

Signed    /s/ [ILLEGIBLE]                  Designation Director                           Date 8/4/

Presentor’s name, address and reference (if any):

Shepherd- Wedderson

155 St Vincent Street

Glasgow

C2 5NR

DX [ILLEGIBLE] Glasgow

[ILLEGIBLE]

                                                                                                                                                [ILLEGIBLE]

Companies G122

G

                         COMPANIES FORM No. 123                                                                                                                   123

                         Notice of increase

                         In nominal capital

[ILLEGIBLE] Please complete legible preferably [ILLEGIBLE] [ILLEGIBLE] [ILLEGIBLE] [ILLEGIBLE]

                         Pursuant to section 123 of the Companies Act 1986

                         To the Registrar of Companies        For official use       Company number

                         (Address overleaf)                                                                                                     [ILLEGIBLE]

                         Name of company

                         RBI HOLDERS LIMITED

                         gives notice in accordance with section 123 of the [ILLEGIBLE] Act that by resolution of the company dated 8 April 2004 the nominal capital of the company has been increased by [ILLEGIBLE] beyond the registered capital of [ILLEGIBLE]

                         A copy of the resolution authorising the increase is attached.

                         The conditions (e.g. voting rights, dividend rights, winding up rights etc.) subject to which new shares have been or are to be issued are as follows:

                         The new 9,200,000 ordinary shares of 10 pence in the capital of the Company rank pari passu in all respects with the existing ordinary shares of 10 pence in the capital of the Company.

                                                                                                                                                                Please tick here if

                                                                                                                                                                continued overleaf

                         Signed [ILLEGIBLE]                 Designation:         DIRECTOR            Date        8/4/04

                         Presenter’s name, address and                 For official use

                         reference (if any):                                        General Section    [ILLEGIBLE]

                                [ILLEGIBLE]

                         [ILLEGIBLE]                                 Companies G 123

Notes

The address for companies registered in England and Wales or Wales is:-

The Registrar Companies

Companies House

Crown Way

Cardiff

CF4 3UZ

or, for companies registered in Scotland:-

The Registrar of Companies

Companies House

37 Castle Terrace

Edinburgh

EH1 2EB

Oyez	43(3)

Please complete in typescript or in bold black capitals. [ILLEGIBLE]	Application by a private company for re-registration as public company

Company Number

[ILLEGIBLE]

Company Name in full	[ILLEGIBLE]

applies to [ILLEGIBLE] registered as a public company by the name at: [ILLEGIBLE]
[ILLEGIBLE]

Please insert full name of company amended to make it appropriate for the company as a public limited company.
and for that purpose delivers the following document for registration:

1.         A [ILLEGIBLE] on [ILLEGIBLE] 43(3)(e) by a director or secretary according to section 43(3)(a) of the Companies Act [ILLEGIBLE].

2.         A printed copy of the memorandum and articles as referred in [ILLEGIBLE] of the special resolution under section 45(1)(e) of the above Act.

3.         A copy of the auditors written statement in relation to section 43(3)(b) of the above Act

4.         A copy of the relevant business [ILLEGIBLE] the auditors [ILLEGIBLE] report

Please [ILLEGIBLE] if section [ILLEGIBLE] of [ILLEGIBLE]	[ILLEGIBLE]

Signed	/s/ [ILLEGIBLE] Date 8/4/04
Please [ILLEGIBLE] as appropriate	[ILLEGIBLE]

Please give the name, address, telephone number, and if available, a DX number and Exchange, of the person Companies House should contact if there is any query.	Shepheredi [ILLEGIBLE] 155 St Vincent Street, Glasgow C2 5NR Tel [ILLEGIBLE] DX number [ILLEGIBLE] DX exchange Glasgow

When you have completed and signed the form please send it to the Registrar of Companies at.
Companies House, Crown Wny, Cardiff, 8F14 SUZ DX 33050 [ILLEGIBLE] for companies registered in England and Wales
or
ILLEGIBLE] revised July 1999	Companies House, 37 Castle Terrace, Edinburgh, EH1 2EB for companies registered in Scotland
DX 235 Edinburg

Oyez ILLEGIBLE]	ILLEGIBLE]

[GRAPHICS]	43(3)(e)

Declaration on application by a private company for registration as a public company
Company Number	[ILLEGIBLE]
Company Name in full	[ILLEGIBLE]
of	[ILLEGIBLE]

[ILLEGIBLE]        [a director or the secretary] of the company [ILLEGIBLE]

		Day	Month	Year
1.	the company passed a special resolution on	08	04	2004	that the company be
	re-register as a public company;
2.	the conditions of sections 14 and 15 of the Companies Act 1985 [ILLEGIBLE] as applicable have been [ILLEGIBLE]
3.

Between the [ILLEGIBLE] date and the application for re-registration, there has been no change in the company’s financial position [ILLEGIBLE] in the amount of [ILLEGIBLE] less than the sum of its called up share capital and undistributable reserves.

And [ILLEGIBLE] the same to be true and by [ILLEGIBLE] of the Statutory Declarations Act 1838

Declerant’s signature	[ILLEGIBLE]
Declared at	[ILLEGIBLE] House, LONDON
	Date	Month	Year
On	08	04	2004

ILLEGIBLE]

before the	[ILLEGIBLE]
Signed	[ILLEGIBLE]		Date 8/4/04
[ILLEGIBLE]
Please give the name, address, telephone number, and if available, [ILLEGIBLE] DX number and Extention of the person Companies House should contact if there is any query	[ILLEGIBLE]

When you have completed and signed the form please send it to the Registrar of Companies at:

Companies House, Crown Way, [ILLEGIBLE]  DX 33650 [ILLEGIBLE] for companies registered in England and Wales

Or

Companies House., 37 Castle Terrace, Edinburgh, [ILLEGIBLE]  [ILLEGIBLE] for companies registered in Scotland     [ILLEGIBLE]

[GRAPHIC]	288b
Companies House
-[ILLEGIBLE]-
[ILLEGIBLE] is a complete in typescript, [ILLEGIBLE] bold black capitals, CHWP000	Terminating appointment as director or secretary (NOT for appointment (use Form 288a) or change of particulars (use Form 288c))

Company Number	[ILLEGIBLE]

Company Name in full	[ILLEGIBLE] HOLDINGS LIMITED

	Day		Month		Year
Date of termination of appointment	0	5	0	4	2	0	0	4

as director	☐	as secretary	Please mark the
appropriate box. If [ILLEGIBLE] appointment as a director and secretary [ILLEGIBLE] [ILLEGIBLE] boxes
NAME Style/Title	DR	[ILLEGIBLE] etc

Please insert details as	Forenames(s)	JAMES ANDREW
previously to Companies House.	Surname	CARNEY
		Day		Month		Year
Date of birth		1	0	0	1	1	9	4	4

A serving director, secretary etc must sign the form below.
Signed	/s/ [ILLEGIBLE]	Date	08/24/04
[ILLEGIBLE]. Directors only [ILLEGIBLE] as appropriate	[ILLEGIBLE]

You do not have to give any contact information in the box opposite but if you do, it will help Companies House to contact you if there is a query on the form. The contact information that you give will be visible to searchers of the public [ILLEGIBLE].

COMPANY SECRETARY, [ILLEGIBLE] HOLDINGS LIMITED, GOLDEN GATE
[ILLEGIBLE] GLAS AVENUE, CARDIFF, CF 14 5DX
Tel 02920747232
	DX number	DX exchange

Companies House receipt date barcode	When you have completed and signed the form please send it to the Registrar of Companies at
This form has been provided free of charge by Companies House.	Companies House, Crown Way, Cardiff, CF 14 [ILLEGIBLE] for companies registered in England and Wales or		DX 33050 Cardiff
	Companies House, 37 Castle Terrace, Edinburgh, [ILLEGIBLE] for companies registered in Scotland		DX 235 Edinburgh
or LP [ILLEGIBLE] Edinburgh

[ILLEGIBLE]

[GRAPHIC]		288a
Companies House [ILLEGIBLE]		APPOINTMENT of director or secretary (NOT for resignature (use Form 288b) or change of particulars (use Form 288c))
Please complete in typescript or in bold black capitals
CHWP000
Company Number		[ILLEGIBLE]
Company Name In full		[ILLEGIBLE] HOLDING PLC

	Day		Month		Year				Date of Birth	Day	Month		Year
Date of appointment	2	2	0	4	2	0	0	4	0	5	0	3	1	9	5	1
Appointment Form	Appointment as director	as secretary							[ILLEGIBLE]
NAME	Style/Title	Mr.						[ILLEGIBLE] etc

[ILLEGIBLE]
	Forename(s)	KEVIN
	Surname	WILSON
	Previous Forename(s)						Previous Surname(s)

[ILLEGIBLE]
	Usual residential address	4 OAKWOOD COURT
	Post town	BOWDON							Postcode	WA 14 3DJ
	Country/Region	CHESHIRE							Country	ENGLAND
	Nationality	BRITISH							Business occupation	STOCK BROKER
Other directorships		THE BIG LIFE COMPANY LTD
(additional space[ILLEGIBLE])		I consent to act as ‘director’ secretary of the above named company
Consent signature		/s/ Kevin Wilson							Date	22/04/04
[ILLEGIBLE]		A director, secretary etc must sign the form below.
	Signed	/s/ [ILLEGIBLE]							Date	26/4/04
[ILLEGIBLE]

You do not have to give any contact information in the box opposite but if you do, it will help Companies House to contact you if there is a query on the form. The contact information that you give will be visible to searchers of the [ILLEGIBLE]

COMPANY SECRETARY, [ILLEGIBLE] HOLDING PLC, GOLDEN GATE
[ILLEGIBLE] GLAS AVENUE, [ILLEGIBLE] CARDIFF
		CF 14 5DX					Tel		02920747232
		DX number					DX exchange
[SEAL]

When you have completed signed the form please send it to the Registar of Companies at

Companies House , Crown Way, Cardiff CF 14 [ILLEGIBLE] for companies registered in England and Wales Companies House, 37 Castle Terrace, Edinburgh [ILLEGIBLE] for companies registered in Scotland

DX 33050 Cardiff or [ILLEGIBLE]
Form April 2002										DX 235 Edinburgh or L.P [ILLEGIBLE]

Company Number:	[ILLEGIBLE]
[ILLEGIBLE] [ILLEGIBLE]	[ILLEGIBLE]

Notes

[ILLEGIBLE]

Other [ILLEGIBLE]

[ILLEGIBLE]